Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is dated as of May 19, 2017, between Enstar Group Limited, a Bermuda corporation (“Company”), and Orla M. Gregory (“Executive”) and amends and restates in its entirety all previous Employment Agreements between Company and Executive.

BACKGROUND

Company desires to continue to employ Executive, and Executive desires to continue to be an employee of Company, on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

TERMS

1.    CAPACITY AND DUTIES

1.1    Employment; Acceptance of Employment. Company hereby employs Executive and Executive hereby agrees to continue employment by Company for the period and upon the terms and conditions hereinafter set forth. Effective on the date hereof, this Agreement amends and restates the Employment Agreement between Company and Executive, dated as of August 18, 2015, in its entirety, and the rights and obligations of each party shall be governed entirely by this Agreement from May 19, 2017 (the “Commencement Date”).

1.2    Capacity and Duties.

(a)    Executive shall serve as Chief Operating Officer of Company. Executive shall perform such duties and shall have such authority consistent with her position as may from time to time be specified by the Chief Executive Officer of Company, acting reasonably. Executive shall report directly to the Chief Executive Officer of Company and her principal place of business shall be Company’s office in Bermuda. It is recognised that extensive travel may be necessary or appropriate in connection with the performance of Executive’s duties hereunder and in particular that certain actions required to be taken to satisfactorily dispose of the duties hereunder must be taken in Bermuda.

(b)    Executive shall devote her full working time and energy, skill and best efforts during her working hours to the performance of her duties hereunder, in a manner that will comply with Company’s rules and policies and will faithfully and diligently further the business and interests of Company.

(c)    During the Term (as hereinafter defined), Executive shall not be employed by or participate or engage in or in any manner be a part of the management or operation of any business enterprise other than Company without the prior written consent of the Board of Directors of the Company, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything herein to the contrary, nothing shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other companies or corporations or the boards of a reasonable number of trade associations and/or charitable organizations, provided the Company’s written consent is obtained prior to accepting such position, (ii) engaging in charitable, community and other business affairs, and (iii) managing her personal investments and affairs, provided that such activities do not materially interfere with the proper performance of her responsibilities and duties hereunder.

2.    TERM OF EMPLOYMENT

2.1    Term. The term of Executive’s employment hereunder shall be three years commencing on the date hereof, as further extended or unless sooner terminated in accordance with the other provisions hereof (the “Term”).

2.2    Continuous Employment. The Executive’s period of continuous employment with the Company commenced on October 13, 2003.

3.    COMPENSATION

3.1    Basic Compensation. As compensation for Executive’s services during the first twelve months of the Term, Company shall pay to Executive a salary at the annual rate of $1,122,000 payable in periodic installments in accordance with Company’s regular payroll practices in effect from time to time. For each subsequent twelve-month period of Executive’s employment hereunder, Executive’s salary shall be in the amount of her initial annual salary with such increases, as may be established by the Compensation Committee of the Board of Directors of Company in its discretion. Once increased, Executive’s Base Salary cannot be decreased without the written consent of Executive. Executive’s annual salary, as determined in accordance with this Section 3.1, is hereinafter referred to as her “Base Salary.”

3.2    Performance Bonus. Executive shall, following the completion of each fiscal year of Company during the Term, be eligible for a performance bonus in accordance with Company’s performance bonus plan. Executive shall also be eligible for additional equity and other incentive awards, at a level commensurate with her position and in accordance with the policies and practices of the Company.

3.3    Employee Benefits. During the Term, Executive shall be entitled to participate in such of Company’s employee benefit plans and benefit programs, as may from time to time be provided by Company. In addition, during the Term, Executive shall be entitled to the following:

(a)    a life insurance policy in the amount of five times the Executive’s Base Salary, provided that Executive assists Company in the procurement of such policy (including, without limitation, submitting to any required physical examinations and completing accurately to the best of Executive’s knowledge any applicable applications and or questionnaires);

(b)    fully comprehensive medical and dental coverage on a worldwide basis for the Executive, her spouse and dependents and an annual medical examination for same;

(c)    long term disability coverage, including coverage for serious illness, and full compensation paid by Company during the period up to and until Executive begins receiving benefits under such long term disability plan. In the event that the generally applicable group long-term disability plan contains a limitation on benefits that would result in Executive’s being entitled to benefit payments under such plan which are less than 50% of her Base Salary, Company shall provide Executive with an individual disability policy paying a benefit amount that, when coupled with the group policy benefit payable, would provide Executive with aggregate benefits in connection with her long-term disability equal to 50% of Base Salary (provided that, if an individual policy cannot be obtained for such amount on commercially reasonable rates and on commercially reasonable terms, Company shall provide Executive with a policy providing for the greatest amount of individual coverage that is available on such standard terms and rates). Provision of any individual disability policy will also be contingent upon Executive being able to be insured at commercially reasonable rates and on commercially reasonable terms and upon Executive assisting Company in the procurement of such policy (including, without limitation, submitting to any required physical examinations and completing accurately to the best of Executive’s knowledge any applicable applications and or questionnaires); and

(d)    annual payment from the Company of an amount equal to 10% of Executive’s Base Salary towards Executive’s own pension plan (anticipated to be paid on or before April 1st in respect of the preceding calendar year).

3.4    Vacation. During the Term, Executive shall be entitled to a paid vacation of 30 days per year in each year of the Term together with the usual public holidays.

3.5    Expense Reimbursement. Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by her in connection with the performance of her duties hereunder in accordance with its regular reimbursement policies as in effect from time to time.

4.    TERMINATION OF EMPLOYMENT

4.1    Death of Executive. If Executive dies during the Term, and for the year in which Executive dies, Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, Company shall pay Executive’s estate an amount equal to the bonus that Executive would have received had she been employed by Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365. In addition, Executive’s spouse and dependents (if any) shall be entitled for a period of 24 months, to continue to receive medical benefits coverage (as described in Section 3.3) at Company’s expense if and to the extent Company was paying for such benefits for Executive’s spouse and dependents at the time of Executive’s death.

4.2    Disability. If Executive is or has been materially unable for any reason to perform her duties hereunder for 120 days during any period of 150 consecutive days, Company shall have the right to terminate Executive’s employment upon 30 days’ prior written notice to Executive at any time during the continuation of such inability, in which event Company shall thereafter be obligated to continue to pay Executive’s Base Salary for a period of 24 months, periodically in accordance with Company’s regular payroll practices and, within 30 days of such notice, shall pay any other amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination. The amount of payments to Executive under disability insurance policies paid for by Company shall be credited against and shall reduce the Base Salary otherwise payable by Company following termination of employment. If, for the year in which Executive’s employment is terminated pursuant to this Section, Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, Company shall pay Executive an amount equal to the bonus that Executive would have received had she been employed by Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365. Executive shall be entitled to continue to receive at Company’s expense medical benefits coverage (as described in Section 3.3) for Executive and Executive’s spouse and dependents (if any) if and to the extent Company was paying for such benefits to Executive and Executive’s spouse and dependents at the time of such termination, until the earlier of: (1) a period of 24 months from the date Executive is terminated pursuant to this Section 4.2, or (2) the date Executive begins new employment at an organization offering a comprehensive major medical health plan for Executive and Executive’s spouse and dependents (regardless of payment policies in effect at such organization).

4.3    Termination for Cause. Executive’s employment hereunder shall terminate immediately upon notice that the Board of Directors of Company is terminating Executive for Cause (as defined herein), in which event Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary and expense reimbursement) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination. “Cause” shall mean (a) fraud or dishonesty in connection with Executive’s employment that results in a material injury to Company, (b) conviction of any felony or crime involving fraud or misrepresentation or (c) after Executive has received written notice of the specific material and continuing failure of Executive to perform her duties hereunder (other than by reason of death or disability) and has failed to cure such failure within 30 days of receipt of the notice, or (d) material and continuing failure to follow reasonable and lawful instructions of the Board of Directors after Executive has received prior written notice of the specific material and continuing failure to follow such instructions and has failed to cure such failure within 30 days of receipt of the notice.

4.4    Termination without Cause or for Good Reason.

(a)    If (1) Executive’s employment is terminated by Company for any reason other than Cause, the death or disability of Executive, or at the natural end of the then-current Term following the provision of due notice pursuant to Section 2.1, or (2) Executive’s employment is terminated by Executive for Good Reason (as defined herein):

(i)    Company shall pay Executive any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination, together with any payment in lieu of accrued but untaken holiday;

(ii)    Company shall pay Executive a lump sum amount equal to two times the Base Salary payable to her as of the date of such termination;

(iii)    Executive shall be entitled to continue to receive at Company’s expense medical benefits coverage (as described in Section 3.3) for Executive and Executive’s spouse and dependents (if any) if and to the extent Company was paying for such benefits to Executive and Executive’s spouse and dependents at the time of such termination until the earlier of: (A) a period of 24 months from the date Executive is terminated pursuant to this Section 4.4, or (B) the date Executive begins new employment at an organization offering a comprehensive major medical health plan for Executive and Executive’s spouse and dependents (regardless of payment policies in effect at such organization);

(iv)    Anything to the contrary in any other agreement or document notwithstanding, each outstanding equity incentive award granted to Executive before, on or within three years after the Commencement Date shall become immediately vested and exercisable on the date of such termination; and

(v)    In addition, if, for the year in which Executive is terminated, Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, Company shall pay an amount equal to the bonus that Executive would have received had she been employed by Company for the full year.

(b)    Upon making the payments described in this Section 4.4, Company shall have no further obligation to Executive under this Agreement. To the extent that the payments to be made under this Section 4.4 are damages (which is not admitted), Company and Executive agree that the terms of this Section 4.4 represent a genuine pre-estimate of the loss to the Executive that would arise on termination of employment hereunder in the circumstances described and does not constitute a penalty. Company waives any requirement on Executive to mitigate her losses in respect of such termination.

(c)    “Good Reason” shall mean the following:

(i)    material breach of Company’s obligations hereunder, provided that Executive shall have given written notice thereof to Company, and Company shall have failed to remedy the breach within 30 days;

(ii)    the relocation of Executive’s principal business office outside of Bermuda without the Executive’s prior agreement; or

(iii)    any material reduction in Executive’s duties or authority.

4.5    Change in Control.

(a)    If, during the Term, there should be a Change of Control (as defined herein), and within 1 year thereafter either (i) Executive’s employment should be terminated for any reason other than for Cause or (ii) Executive terminates her employment for Good Reason (as defined in Section 4.4):

(i)    Company shall pay Executive any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, Executive under this Agreement as of the date of such termination, together with any payment in lieu of accrued but untaken holiday;

(ii)    Company shall pay Executive a lump sum amount equal to two times Executive’s Base Salary as of the date of such termination;

(iii)    Executive shall be entitled to continue to receive at Company’s expense medical benefits coverage (as described in Section 3.3) for Executive and Executive’s spouse and dependents (if any) if and to the extent Company was paying for such benefits to Executive and Executive’s spouse and dependents at the time of such termination until the earlier of: (A) a period of 24 months from the date Executive is terminated in a manner subject to this Section 4.5, or (B) the date Executive begins new employment at an organization offering a comprehensive major medical health plan for Executive and Executive’s spouse and dependents (regardless of payment policies in effect at such organization);

(iv)    Anything to the contrary in any other agreement or document notwithstanding, each outstanding equity incentive award granted to Executive before, on or after the date hereof shall become immediately vested and exercisable on the date of such termination; and

(v)    In addition, if, for the year in which Executive is terminated, Company achieves the performance goals established in accordance with any incentive plan in which Executive participates, Company shall pay an amount equal to the bonus that Executive would have received had she been employed by Company for the full year.

(b)    Upon making the payments described in this Section 4.5, Company shall have no further obligation to Executive under this Agreement. To the extent that the payments to be made under this Section 4.5 are damages (which is not admitted), Company and Executive agree that the terms of this Section 4.5 represent a genuine pre-estimate of the loss to the Executive that would arise on termination of employment hereunder in the circumstances described and does not constitute a penalty. Company waives any requirement on Executive to mitigate her losses in respect of such termination.

(c)    A “Change in Control” of Company shall mean:

(i)    the acquisition by any person, entity or “group” required to file a Schedule 13D or Schedule 14D-1 under the United States Securities Exchange Act of 1934 (the “1934 Act”) (excluding, for this purpose, Company, its subsidiaries, any employee benefit plan of Company or its subsidiaries which acquires ownership of voting securities of Company, and any group that includes Executive) of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 50% or more of either the then outstanding ordinary shares or the combined voting power of Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(ii)    the election or appointment to the Board of Directors of Company, or resignation of or removal from the Board, of directors with the result that the individuals who as of the date hereof constituted the Board (the “Incumbent Board”) no longer constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose appointment, election, or nomination for election by Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board (other than an appointment, election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)    consummation of: (i) a reorganization, merger or consolidation by reason of which persons who were the shareholders of Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (ii) a liquidation or dissolution of Company or the sale, transfer, lease or other disposition of all or substantially all of the undertaking or assets of Company (whether such assets are held directly or indirectly).

4.6    Execution of Release. In the event Executive’s employment is terminated pursuant to Sections 4.2, 4.4, or 4.5, it shall be a condition precedent of receipt of the payments and benefits specified in such sections (other than any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to Executive under this Agreement as of the date of such termination) that: (a) Executive executes (and does not revoke) a full and complete release of Company under this Agreement, all benefit plans in which Executive participates and all applicable laws and regulations and (b) Executive remains in full compliance with the restrictive covenants set forth in Section 5 and Exhibit A.

5.    RESTRICTIVE COVENANTS

5.1    Restrictive Covenants.

(a)    Executive acknowledges that she is one of a small number of key executives and that in such capacity, she will have access to confidential information of the Company and will engage in key client relationships on behalf of the Company and that it is fair and reasonable for protection of the legitimate interests of the Company and the other key executives of the Company that she should accept the restrictions described in Exhibit A hereto.

(b)    Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all documents, accounts, letters and papers of every description relating to the affairs and business of the Company or any of its subsidiaries, and copies thereof in Executive’s possession or under her control, other than any such in Executive’s possession or under her control in her capacity as a stockholder of Company or that are available publicly.

(c)    Executive acknowledges and agrees that the covenants and obligations of Executive in Exhibit A and this Section 5.1 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in Exhibit A and this Section 5.1. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

(d)    Executive agrees that if she applies for, or is offered employment by (or is to provide consultancy services to) any other person, firm, company, business entity or other organization whatsoever (other than an affiliate of the Company) during the restriction periods set forth in Exhibit A, she shall promptly, and before entering into any contract with any such third party, provide to such third party a full copy of Exhibit A and this Section 5.1 in order to ensure that such other party is fully aware of Executive’s obligations hereunder.

5.2    Intellectual Property Rights. Executive recognizes and agrees that Executive’s duties for the Company may include the preparation of materials, including written or graphic materials for the Company or its affiliate, and that any such materials conceived or written by Executive shall be done within the scope of her employment as a “work made for hire.” Executive agrees that because any such work is a “work made for hire,” the Company (or the relevant affiliate of the Company) will solely retain and own all copyright in said materials. Executive agrees to disclose and assign to the Company her entire right, title and interest in and to all other intellectual property rights in such work and all inventions and improvements related to the Company’s business or to the business of the Company’s affiliates (including, but not limited to, all financial and sales information), whether patentable or not, whether made or conceived by her individually or jointly with others at any time during her employment by the Company hereunder. Such inventions and improvements are to become and remain the property of the Company and Executive shall take such actions as are reasonably necessary to effectuate the foregoing.

6.    MISCELLANEOUS

6.1    Key Employee Insurance. Company shall have the right at its expense to purchase insurance on the life of Executive, in such amounts as it shall from time to time determine, of which Company shall be the beneficiary. Executive shall submit to such physical examinations as may reasonably be required and shall otherwise cooperate with Company in obtaining such insurance.

6.2    Indemnification/Litigation. Company shall indemnify and defend Executive against all claims arising out of Executive’s activities as an officer or employee of Company or its affiliates to the fullest extent permitted by law and under Company’s organizational documents. During the Term and for six years following the end of the Term, Executive shall be entitled to be covered by a policy of directors' and officers' liability insurance on commercially reasonable terms sufficient to cover the risk to Executive that would reasonably be expected to result from her activities as aforesaid and a copy of the policy shall be provided to Executive upon her request from time to time. At the request of Company, Executive shall during and after the Term render reasonable assistance to Company in connection with any litigation or other proceeding involving Company or any of its affiliates, unless precluded from so doing by law. Company shall provide reasonable compensation to Executive for such assistance rendered after the Term.

6.3    Indemnification/Taxation. Company recognises that Executive has and will continue to spend significant time in jurisdictions outside of Executive's tax residence, and that while outside her tax residence Executive has and will continue to discharge her duties for Company. Company agrees as follows:
(a)    to indemnify Executive for any liability for, or in connection with, any taxation relating to Executive's compensation in any jurisdiction other than the Executive’s tax residence for the period for which the relevant tax claim or demand is made, which arises as a direct consequence of the Executive being in that jurisdiction in order to discharge her duties to Company prior to and/or after Commencement Date; and
(i)    to provide all reasonable support to Executive in responding to any such claim or demand for or in connection with taxation by any statutory authority outside the jurisdiction of her tax residence; and

(ii)    to indemnify Executive for all costs and expenses reasonably incurred by Executive (including legal fees) in responding to or defending any such claims or demands; and
(b)    to engage a service provider to prepare all required tax filings by any statutory authority outside of the Executive’s tax residence arising due to Executive discharging her duties outside of her tax residence and related to Executive's compensation from Company, provided, however that Executive shall have the right to have her own personal tax adviser participate in the review and preparation of the filings.
In indemnifying Executive, Company will pay any liabilities, costs or expenses the subject of the indemnity without undue delay. The Company will ensure that the net sum received by Executive pursuant to the indemnity covers all such liabilities, costs or expenses, with such net sum calculated by the Company or its service provider; provided, however that Executive shall have the right to have her own personal tax adviser participate in the review of the calculation to the extent reasonably practicable.
6.4    No Mitigation. In no event shall Executive be required to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment after termination of her employment hereunder (other than as expressly set forth in Sections 4.2, 4.4(a)(iii), and 4.5(a)(iii) related to medical benefits).

6.5    Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof.

6.6    Assignment; Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by Company to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company in the business or substantially all of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

6.7    Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by e-mail or facsimile, receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)    If to Company:

Enstar Group Limited
P.O. Box HM 2267
Windsor Place, 3rd Floor
22 Queen Street
Hamilton HM JX
Bermuda

Attention: Chief Executive Officer, with a copy to the Corporate Secretary

(b)    If to Executive:

Orla M. Gregory
(Pursuant to Address on file with Company’s Human Resources Department as her primary residence)

6.8    Entire Agreement; Modification; Advice of Counsel.

(a)    This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. No addendum, amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy with respect to such occurrence or with respect to any other occurrence. Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement. Nothing in this Section 6.8(a) shall limit or exclude any liability for fraud.

(b)    Executive acknowledges that she has been afforded an opportunity to consult with her counsel with respect to this Agreement.

6.9    Collective Agreements. There is no collective agreement which directly affects Executive’s employment hereunder.

6.10    Third Party Rights. No one other than a party to this agreement shall have any right to enforce any of its terms.

6.11    Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of Bermuda, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law.

6.12    Jurisdiction. Company and Executive irrevocably agree that the courts of Bermuda shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

6.13    Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.

6.14    Further Assurances. Each of the parties hereto shall execute such further instruments and take such additional actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.

6.15    Clawback Right. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with Company that is subject to recovery under any law, government regulation, stock exchange listing requirement or Company policy approved by the Board and notified to the Executive, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ENSTAR GROUP LIMITED

By: /s/ Paul O’Shea
Name: Paul O’Shea
Title: President

/s/ Orla M. Gregory
Orla M. Gregory

Exhibit A

Restrictive Covenants

A.
Noncompetition. During the Term and for a period of twelve (12) months after Executive’s employment terminates (the “Restriction Period”), Executive shall not, without the prior written permission of the Board, directly or indirectly engage in any Competitive Activity. The term “Competitive Activity” shall include (i) entering the employ of, or rendering services to, any person, firm or corporation engaged in the insurance and reinsurance run-off or any other business in which the Company or any of its affiliates has been engaged at any time during the last twelve months of the Term and to which Executive has rendered services or about which Executive has acquired Confidential Information or by which Executive has been engaged at any time during the last twelve months of her period of employment hereunder and in each case in any jurisdiction in which the Company or any of its affiliates has conducted substantial business (hereinafter defined as the “Business”); (ii) engaging in the Business for Executive’s own account or (becoming interested in any such Business, directly or indirectly, as an individual, partner, shareholder, member, director, officer, principal, agent, employee, trustee, consultant, or in any other similar capacity; provided, however, nothing in this Paragraph A shall prohibit Executive from owning, solely as a passive investment, 5% or less of the total outstanding securities of a publicly-held company, or any interest held by Executive in a privately-held company as of the date of this Agreement; provided further that the provisions of this Paragraph A shall not apply in the event Executive’s employment with the Company is terminated without Cause or with Good Reason.

B.
Confidentiality. Without the prior written consent of the Company, except to the extent required by an order of a court or tribunal having competent jurisdiction or under subpoena from an appropriate regulatory authority, Executive shall not disclose and shall use her best endeavours to prevent the disclosure of any trade secrets, customer lists, market data, marketing plans, sales plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans or financial records, or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or affiliates or information designated as confidential or proprietary that the Company or any of its subsidiaries or affiliates may receive belonging to clients or others who do business with the Company or any of its subsidiaries or affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or any of its subsidiaries or affiliates or is in the public domain (other than by reason of Executive’s breach of this Paragraph B). In the event that Executive is required to disclose Confidential Information in a legal proceeding, Executive shall provide the Company with notice of such request as soon as reasonably practicable, so that the Company may timely seek an appropriate protective order or waive compliance with this Paragraph B, except if such notice would be unlawful or would place Executive in breach of an order of a court or tribunal having competent jurisdiction or of any applicable regulatory rules or codes of practice or of an undertaking she is required to give by law or regulation. Nothing in this Agreement prohibits or restricts Executive (or Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other regulatory authority regarding possible violations of applicable law or making other disclosures that are protected under the whistleblower provisions of any applicable law undertaking she is required to give by law or regulation..

C.
Non-Solicitation of Employees. During the Restriction Period, Executive shall not, without the prior written permission of the Board, directly or indirectly induce any Senior Employee of the Company or any of its affiliates to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, offer employment to or employ any Senior Employee unless such person shall have ceased to be employed by the Company or any affiliate for a period of at least six (6) months. For the purpose of this Paragraph C, “Senior Employee” shall mean a person who, at any time during the last twelve months of Executive’s period of employment hereunder:

(i)	is engaged or employed (other than in a clerical, secretarial or administrative capacity) as an employee, director or consultant of the Company or its affiliates; and

(ii)	is or was engaged in a capacity in which she obtained Confidential Information; and

(iii)	had personal dealings with Executive.

D.
Non-Disparagement. Save as may be required by law or by any applicable regulatory rules or codes of practice or an order of a court or tribunal of competent jurisdiction, Executive shall not do or say anything adverse or harmful to, or otherwise disparaging of, the Company or its subsidiaries and their respective goodwill. Save as may be required as aforesaid, the Company shall not, and shall use its reasonable endeavours to ensure that its officers, directors, employees and subsidiaries do not do or say anything adverse or harmful to, or otherwise disparaging of, Executive and her goodwill; provided that no action by either party in connection with the enforcement of its rights hereunder shall be construed as a violation of this Paragraph D.

E.
Definition. In this Exhibit A, “directly or indirectly” (without prejudice to the generality of the expression) means whether as principal or agent (either alone or jointly or in partnership with any other person, firm or company) or as a shareholder, member or holder of loan capital in any other company or being concerned or interested in any other person, firm or company and whether as a director, partner, consultant, employee or otherwise.

F.
Severability. Each of the provisions contained in this Exhibit A is and shall be construed as separate and severable and if one or more of such provisions is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason, the remaining provisions of this Exhibit A or part thereof, as appropriate, shall continue to be in full force and effect.